EXHIBIT 12.1

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                              WEINGARTEN REALTY INVESTORS
              COMPUTATION OF RATIOS OF EARNINGS AND FUNDS FROM OPERATIONS
                   TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                (AMOUNTS IN THOUSANDS)



                                                                   Three Months Ended
                                                                        March 31,
                                                                  --------------------
                                                                     2003       2002
                                                                  ---------  ---------
Net income available to common shareholders . . . . . . . . . . . $ 24,969   $ 24,478

Add:
Portion of rents representative of the interest factor. . . . . .      236        228
Interest on indebtedness. . . . . . . . . . . . . . . . . . . . .   19,439     14,996
Preferred dividends . . . . . . . . . . . . . . . . . . . . . . .    4,922      4,939
Amortization of debt cost . . . . . . . . . . . . . . . . . . . .      328        334
                                                                  ---------  ---------
    Net income as adjusted. . . . . . . . . . . . . . . . . . . . $ 49,894   $ 44,975
                                                                  =========  =========

Fixed charges:
Interest on indebtedness. . . . . . . . . . . . . . . . . . . . . $ 19,439   $ 14,996
Capitalized interest. . . . . . . . . . . . . . . . . . . . . . .    1,816      2,382
Preferred dividends . . . . . . . . . . . . . . . . . . . . . . .    4,922      4,939
Amortization of debt cost . . . . . . . . . . . . . . . . . . . .      328        334
Portion of rents representative of the interest factor. . . . . .      236        228
                                                                  ---------  ---------
    Fixed charges . . . . . . . . . . . . . . . . . . . . . . . . $ 26,741   $ 22,879
                                                                  =========  =========

RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED DIVIDENDS . . . . . . . . . . . . . . . . .     1.87       1.97
                                                                  =========  =========


Net income available to common shareholders . . . . . . . . . . . $ 24,969   $ 24,478
Depreciation and amortization . . . . . . . . . . . . . . . . . .   19,826     17,951
Gain on sale of properties. . . . . . . . . . . . . . . . . . . .     (880)    (1,221)
                                                                  ---------  ---------
    Funds from operations . . . . . . . . . . . . . . . . . . . .   43,915     41,208
Add:
Portion of rents representative of the interest factor. . . . . .      236        228
Preferred dividends . . . . . . . . . . . . . . . . . . . . . . .    4,922      4,939
Interest on indebtedness. . . . . . . . . . . . . . . . . . . . .   19,439     14,996
Amortization of debt cost . . . . . . . . . . . . . . . . . . . .      328        334
                                                                  ---------  ---------
    Funds from operations as adjusted . . . . . . . . . . . . . . $ 68,840   $ 61,705
                                                                  =========  =========

RATIO OF FUNDS FROM OPERATIONS TO COMBINED
FIXED CHARGES AND PREFERRED DIVIDENDS . . . . . . . . . . . . . .     2.57       2.70
                                                                  =========  =========

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